                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            FLOWERS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

FEBRUARY 1, 2001   COMPANY PRESS RELEASE  SOURCE: FLOWERS INDUSTRIES (NYSE:FLO)

           FLOWERS INDUSTRIES REPORTS FOURTH QUARTER AND 2000 RESULTS

THOMASVILLE, GA--Flowers Industries (NYSE: FLO) today reported results for its fourth quarter and fiscal year ended December 30, 2000.

       Sales for the 12-week quarter ended December 30, 2000 were $1.06 billion, an increase of 4.8% over the $1.01 billion recorded for the same period a year ago. Including all charges and insurance proceeds, net income for the fourth quarter was $10.28 million, or $.10 per share, compared to $19.30 million or $.19 per share for the same period a year ago. Before unusual items, net income for the quarter was $.16 per share, compared to $.15 per share for last year's fourth quarter.

       Sales for fiscal 2000 were $4.38 billion, an increase of 3.3% over the $4.24 billion reported last year. Including all charges and insurance proceeds, net income for fiscal 2000 was $45.53 million, or $.45 per share, compared to $7.29 million, or $.07 per share, reported for fiscal 1999. Before unusual items, net income for the year was $.44 per share compared to the $.28 per share reported for fiscal 1999.

       During the fourth quarter, Flowers Industries recorded non-recurring charges totaling $19.13 million. Non-recurring charges for the year, net of reversals, of $ 16.71 million were recorded. During the fourth quarter, Mrs. Smith's Bakeries, Flowers Industries' frozen baked foods unit, received insurance proceeds of $12.42 million. For the full year, Mrs. Smith's received $17.19 million in insurance proceeds.

         Flowers Bakeries, the company's fresh baked foods unit, recorded higher sales, but lower operating income compared to last year. Flowers Bakeries' sales in fiscal 2000 were $1.02 billion, a 5.7% increase over sales last year. For the 12-week period, sales were $233.98 million, a 7% increase over the same period last year. Flowers Bakeries' operating income or EBIT (Earnings Before Interest and Taxes) for the year was $62.92 million, a decrease of 6.1% from the $67.0 million reported for fiscal 1999. For the fourth quarter, Flowers Bakeries' operating income was $7.32 million, a 46.8% decrease from the $13.76 million reported for the same quarter last year. Flowers Bakeries' fiscal 2000 results include an adjustment of $1.15 million made to reverse part of a non-recurring charge that was taken in fiscal 1998.

         "Higher operating costs severely impacted Flowers Bakeries' results for the year, especially in the fourth quarter," said Amos R. McMullian, chairman of the board and chief executive officer of Flowers Industries. "Increased energy costs for production and distribution were a significant factor and we continued to experience cost issues in our northern region due to inadequate bun capacity. This will be addressed when our facility in Norfolk is opened in the spring of 2001."

       Mrs. Smith Bakeries reported external sales for 2000 of $603.75 million, a decrease of 0.5% from last year's $606.54 million. For the fourth quarter, external sales increased slightly to $180.17 million from last year's $180.09 million. Mrs. Smith's operating loss for the year was $28.03 million, compared to last year's loss of $53.26 million. For the fourth quarter, Mrs. Smith's operating income was $2.46 million, compared to a loss of $2.55 million in the same quarter last year. "Mrs. Smith's continues to make progress each quarter and their improvement over last year is evident. We expect this improvement to continue," McMullian said.

         During the fourth quarter of fiscal 2000, Mrs. Smith's Bakeries reported a non-recurring charge of $18.86 million resulting from a write-down of intangible assets related to certain businesses acquired in prior years and the closure of a bakery operation in Georgia. In the fourth quarter, Mrs. Smith's received insurance proceeds of $12.42 million related to costs of mechanical breakdown and product contamination at certain plants during fiscal 1999. A portion of these costs is covered by company insurance policies and Mrs. Smith's filed claims under these policies for covered losses. For the year 2000, Mrs. Smith's recovered a total of $17.19 million in insurance proceeds related to these claims. Mrs. Smith's continues to pursue recovery under various insurance policies for additional covered losses. The claims process is lengthy and its outcome cannot be predicted with certainty.

         Keebler Foods (NYSE: KBL), the national cookie and cracker company in which Flowers Industries is the majority shareholder, reported sales of $2.76 billion for the year, an increase of 3.3% over last year's $2.67 billion. For the fourth quarter, sales increased 5.4%, to $645.32 million. Operating income for the year was $327.48 million, an increase of 24.1% over last year's $263.90 million. For the quarter, operating income was $91.60 million, an increase of 12.3% over the same quarter last year. Keebler's fiscal 2000 results include an adjustment of $996,000 made to reverse part of a non-recurring charge that was taken in fiscal 1999.

         For the fourth quarter and fiscal year, the amount reported for Flowers Industries in the segment data table that follows represents unallocated costs. For the year, these costs were $32.15 million, down slightly from last year's $33.31 million. For the fourth quarter, unallocated corporate costs were $8.92 million, up from $6.63 million last year due in large part to increased expenses related to Flowers' restructuring transaction.

       Flowers Industries announced on October 26, 2000, that it had reached an agreement to sell its majority stake in Keebler to the Kellogg Company. As part of this transaction, Flowers Industries also announced that it would spin-off a company called Flowers Foods that would be comprised of its two other business units--Flowers Bakeries and Mrs. Smith's Bakeries. Flowers Industries filed amended preliminary proxy materials related to the sale and spin-off with the U.S. Securities and Exchange Commission in January 2001. Dates related to the sale and spin-off will be available when these proxy materials are finalized and distributed.

       Upon completion of the transaction, Flowers Foods' historical financial data will treat Keebler as a discontinued operation.

       "We are looking forward to the culmination of the Keebler transaction," McMullian said. "After the transaction, our focus will be on operating Flowers Foods' business units and creating long-term value for our shareholders."

       Flowers Foods is expected to trade on the New York Stock Exchange under the Flowers Industries symbol FLO. Like its predecessor Flowers Industries, Flowers Foods will focus on growth opportunities in packaged baked foods.

       Flowers Industries (NYSE: FLO), headquartered in Thomasville, Ga., is a national branded baked foods company which produces and markets a full line of fresh and frozen packaged baked foods for retail, foodservice, in-store bakery, institutional and vend providers. These products are sold under such well-known brands as Mrs. Smith's, Nature's Own, and Cobblestone Mill. Flowers Industries also holds a majority interest in Keebler Foods.

       Due to Flowers Industries' pending transaction involving the spin-off of Flowers Foods and sale of Keebler, the company will not hold a conference call in conjunction with this earnings release. A final Form 10 Registration Statement for Flowers Foods will be filed with the Securities and Exchange Commission and a definitive Proxy Statement will be mailed to Flowers Industries shareholders in the near future. The company expects to complete the transaction in the first quarter. Flowers Foods intends to hold a conference call shortly after the transaction is completed.

       THE BOARD OF DIRECTORS OF FLOWERS INDUSTRIES STRONGLY ADVISES ALL FLOWERS INDUSTRIES SHAREHOLDERS TO READ THE PRELIMINARY PROXY STATEMENT FILED BY FLOWERS INDUSTRIES WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000. FLOWERS INDUSTRIES' PRELIMINARY PROXY STATEMENT CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION ON HOW TO VOTE ON THE PROPOSAL TO BE VOTED ON AT FLOWERS INDUSTRIES' SPECIAL MEETING OF SHAREHOLDERS. FLOWERS INDUSTRIES' PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SECURITY AND EXCHANGE COMMISSION'S WEB SITE AT HTTP:/WWW.SEC.GOV. WHEN IT IS COMPLETED, FLOWERS INDUSTRIES' FINAL DEFINITIVE PROXY STATEMENT WILL BE MAILED TO ALL FLOWERS INDUSTRIES SHAREHOLDERS AND WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SECURITY AND EXCHANGE COMMISSION'S WEB SITE AT HTTP:/WWW.SEC.GOV. THE BOARD OF DIRECTORS OF FLOWERS INDUSTRIES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF FLOWERS INDUSTRIES WITH RESPECT TO THE MATTER TO BE VOTED ON AT THE SPECIAL MEETING AND MAY HAVE INTERESTS, EITHER DIRECTLY OR INDIRECTLY, BY VIRTUE OF THEIR SECURITY HOLDINGS OR OTHERWISE, THAT ARE DIFFERENT FROM YOURS. INFORMATION RELATING TO THOSE PARTICIPANTS IS CONTAINED IN FLOWERS INDUSTRIES' PRELIMINARY PROXY STATEMENT AND IS AVAILABLE BY THE MEANS SET FORTH ABOVE.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), the availability of capital on acceptable terms, actions of competitors and customers, the extent to which the company is able to develop new products and markets for its products and such other factors as are described in the company's filings with the Securities and Exchange Commission.

Company Contacts:   Marta Jones Turner, Vice President of Corporate
                    Communications and Investor Relations,
                    (912) 227-2348; Mary Krier, Director of Communications,
                    (912) 227-2333

                                     (more)

                            FLOWERS INDUSTRIES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                     (000's omitted, except per share data)

                                                                               For the 12 - Week Period Ended
                                                                        ------------------------------------------------   Percent
                                                                          DECEMBER 30, 2000           January 1, 2000       Change
                                                                        ---------------------      ---------------------    ------
Sales                                                                   $ 1,059,464     100.0      $ 1,010,759     100.0      4.8%
Materials, supplies, labor and other production costs                       474,468      44.8          460,761      45.6
                                                                        -----------     -----      -----------     -----
Gross margin                                                                584,996      55.2          549,998      54.4      6.4%
Selling, marketing and administrative expenses                              451,896      42.7          426,471      42.2
Depreciation and amortization                                                40,643       3.8           37,379       3.7
Insurance proceeds                                                          (12,419)     (1.2)               0       0.0
Non-recurring charge                                                         19,132       1.8           (8,853)     (0.9)
                                                                        -----------     -----      -----------     -----
Income from operations (EBIT)                                                85,744       8.1           95,001       9.4
Interest expense, net                                                        26,247       2.5           18,460       1.8
                                                                        -----------     -----      -----------      ----
Income before income taxes and minority interest                             59,497       5.6           76,541       7.6
Income taxes                                                                 24,196       2.3           37,158       3.7
                                                                        -----------     -----      -----------      ----
Income before minority interest                                              35,301       3.3           39,383       3.9
Minority interest                                                           (25,019)     (2.4)         (20,087)     (2.0)
                                                                        -----------     -----      -----------      ----
Net income                                                              $    10,282       1.0%     $    19,296       1.9%
                                                                        ===========     =====      ===========      ====
EBITDA from Operations                                                  $   133,100      12.6%     $   123,527      12.2%     7.7%
                                                                        ===========     =====      ===========      ====
Diluted Net Income Per Common Share:
    Net income per share                                                $      0.10                $      0.19
                                                                        ===========                ===========
    Weighted average shares outstanding                                     100,253                    100,529
                                                                        ===========                ===========
Cash Dividends Paid Per Common Share                                     $   0.1325                $    0.1325
                                                                        ===========                ===========

RECONCILIATION OF NET INCOME TO INCOME BEFORE
  UNUSUAL ITEMS:
    Net income                                                           $   10,282                $    19,296
    Non-recurring (credit)/charge and insurance proceeds,
      net of tax benefit                                                      5,665                     (4,459)
                                                                         ----------                -----------
    Income before unusual items                                          $   15,947                $    14,837
                                                                         ==========                ===========
    Diluted net income per common share                                  $     0.10                $      0.19
    Non-recurring (credit)/charge and insurance proceeds, net
     of tax benefit                                                            0.06                      (0.04)
                                                                         ----------                -----------
    Income per share before unusual items                                $     0.16                $      0.15
                                                                         ==========                ===========

                          FLOWERS INDUSTRIES, INC.
                      Consolidated Statement of Income
                   (000's omitted, except per share data)


                                                                                  For the 52 - Week Period Ended
                                                                      ----------------------------------------------------  Percent
                                                                         DECEMBER 30, 2000           January 1, 2000         Change
                                                                      ------------------------   -------------------------   ------
Sales                                                                 $ 4,376,930       100.0%   $ 4,236,010         100.0%    3.3%
Materials, supplies, labor and other production costs                   1,979,713        45.2      2,001,956          47.3
                                                                      -----------  ----------    -----------    ----------
Gross margin                                                            2,397,217        54.8      2,234,054          52.7     7.3%
Selling, marketing and administrative expenses                          1,897,214        43.3      1,845,101          43.6
Depreciation and amortization                                             169,788         3.9        144,619           3.4
Insurance proceeds                                                        (17,193)       (0.4)             0           0.0
Non-recurring charge                                                       16,708         0.4         60,355           1.4
                                                                      -----------  ----------    -----------    ----------
Income from operations (EBIT)                                             330,700         7.6        183,979           4.3    79.7%
Interest expense, net                                                     112,484         2.6         80,865           1.9
                                                                      -----------  ----------    -----------    ----------
Income before income taxes and minority interest                          218,216         5.0        103,114           2.4
Income taxes                                                               92,311         2.1         56,260           1.3
                                                                      -----------  ----------    -----------    ----------
Income before minority interest                                           125,905         2.9         46,854           1.1
Minority interest                                                         (80,378)       (1.8)       (39,560)         (0.9)
                                                                      -----------  ----------    -----------    ----------
Net income                                                            $    45,527         1.0%   $     7,294           0.2%
                                                                      ===========  ==========    ===========    ==========
EBITDA from Operations                                                $   500,003        11.4%   $   388,953           9.2%   28.6%
                                                                      ===========  ==========    ===========    ==========
Diluted Net Income Per Common Share:
    Net income per share                                              $      0.45                $      0.07
                                                                      ===========                -==========
    Weighted average shares outstanding                                   100,330                    100,420
                                                                      ===========                ===========

Cash Dividends Paid Per Common Share                                  $    0.5300                $    0.5150
                                                                      ===========                ===========

RECONCILIATION OF NET INCOME TO INCOME BEFORE UNUSUAL ITEMS:
    Net income                                                        $    45,527                $     7,294
    Non-recurring (credit)/charge and insurance proceeds, net of
       tax benefit and minority interest                                     (841)                    20,378
                                                                      ===========                ===========
    Income before unusual items                                       $    44,686                $    27,672
                                                                      ===========                ===========

    Diluted net income per common share                               $      0.45                $      0.07
    Non-recurring (credit)/charge and insurance proceeds, net of
      tax benefit and minority interest                                     (0.01)                      0.21
                                                                      -----------                -----------
    Income per share before unusual items                             $      0.44                $      0.28
                                                                      ===========                ===========

                            FLOWERS INDUSTRIES, INC.
                                Segment Reporting
                                 (000's omitted)


                                                 For the 12 - Week Period Ended                For the 52 - Week Period Ended
                                              -------------------------------------      ----------------------------------------
                                              DECEMBER 30, 2000     January 1, 2000      DECEMBER 30, 2000        January 1, 2000
                                              -----------------     ---------------      -----------------        ---------------
Sales:
 Flowers Bakeries, Inc.                         $   233,978            $   218,620            $ 1,016,235            $   961,699
 Mrs. Smith's Bakeries, Inc.                        194,138                193,053                666,170                673,133
 Keebler Foods Company                              645,315                612,047              2,756,950              2,667,771
 Eliminations (1)                                   (13,967)               (12,961)               (62,425)               (66,593)
                                                -----------            -----------            -----------            -----------
                                                $ 1,059,464            $ 1,010,759            $ 4,376,930            $ 4,236,010
                                                ===========            ===========            ===========            ===========


EBITDA from Operations:
 Flowers Bakeries, Inc.                         $    16,662            $    21,757            $   101,144            $    99,860
 Mrs. Smith's Bakeries, Inc.                          9,199                  3,448                    360                (33,129)
 Keebler Foods Company                              114,336                103,040                422,755                348,028
 Flowers Industries, Inc.                            (7,097)                (4,718)               (24,256)               (25,806)
                                                -----------            -----------            -----------            -----------
                                                $   133,100            $   123,527            $   500,003            $   388,953
                                                ===========            ===========            ===========            ===========


Insurance Proceeds
 Mrs. Smith's Bakeries, Inc.                    $    12,419            $         0            $    17,193            $         0
                                                ===========            ===========            ===========            ===========


Non-Recurring Charge/(Credit):
 Flowers Bakeries, Inc.                                 274                 (1,120)                (1,154)                (1,120)
 Mrs. Smith's Bakeries, Inc.                         18,858                 (4,874)                18,858                 (4,874)
 Keebler Foods Company                                    0                 (2,859)                  (996)                66,349
                                                -----------            -----------            -----------            -----------
                                                $    19,132            $    (8,853)           $    16,708            $    60,355
                                                ===========            ===========            ===========            ===========


Depreciation and Amortization:
 Flowers Bakeries, Inc.                         $     9,341            $     7,999            $    38,225            $    32,865
 Mrs. Smith's Bakeries, Inc.                          6,742                  5,998                 28,392                 20,127
 Keebler Foods Company                               22,733                 21,474                 95,280                 84,125
 Flowers Industries, Inc.                             1,827                  1,908                  7,891                  7,502
                                                -----------            -----------            -----------            -----------
                                                $    40,643            $    37,379            $   169,788            $   144,619
                                                ===========            ===========            ===========            ===========


Income (loss) from Operations (EBIT):
 Flowers Bakeries, Inc.                         $     7,321            $    13,758            $    62,919            $    66,995
 Mrs. Smith's Bakeries, Inc.                          2,457                 (2,550)               (28,032)               (53,256)
 Keebler Foods Company                               91,603                 81,566                327,475                263,903
 Flowers Industries, Inc.                            (8,924)                (6,626)               (32,147)               (33,308)
 Insurance Proceeds                                  12,419                      0                 17,193                      0
 Non-recurring Charge/(Credit)                      (19,132)                 8,853                (16,708)               (60,355)
                                                -----------            -----------            -----------            -----------
                                                $    85,744            $    95,001            $   330,700            $   183,979
                                                ===========            ===========            ===========            ===========


(1) Represents elimination of intersegment sales from Mrs. Smith's Bakeries, Inc. to Flowers Bakeries, Inc., which are transferred at standard costs.

                            FLOWERS INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (000's omitted)



                                                          DECEMBER 30, 2000         January 1, 2000
                                                          -----------------         ---------------
ASSETS
------------------------------------------------
     Current Assets                                           $  635,126               $  690,538

     Property, Plant & Equipment, net                          1,201,125                1,149,639

     Other Assets                                                 95,120                   88,715

     Cost in Excess of Net Tangible Assets, net                1,141,076                  971,586
                                                              ----------               ----------

     Total Assets                                             $3,072,447               $2,900,478
                                                              ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------
     Current Liabilities                                      $  639,923               $  655,797

     Long-Term Debt                                            1,315,424                1,208,630

     Deferred Income Taxes                                       176,283                  162,470

     Postretirement/Postemployment Obligations                    63,274                   64,772

     Facility Closing Costs and Severance                         22,519                   30,188

     Other Liabilities                                            54,996                   56,289

     Minority Interest                                           257,086                  183,578

     Common Stockholders' Equity                                 542,942                  538,754
                                                              ----------               ----------

     Total Liabilities and Stockholders' Equity               $3,072,447               $2,900,478
                                                              ==========               ==========